EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the ___ day of _____________, 1999, by and between nSTOR CORPORATION, a Delaware corporation (the "Company"), and W. DAVID SYKES, an individual ("Sykes," and with the Company, each a "Party" and together, the "Parties").

                                    RECITALS


The Company's parent, nStor Technologies, Inc., a Delaware corporation ("nSTI"), and Sykes are parties to a Purchase Agreement dated as of March 2, 1999, as amended (the "Purchase Agreement"), whereby, among other things (a) nSTI has purchased all of the shares of common stock of Andataco, Inc., a Massachusetts corporation ("Andataco") owned by certain Sykes family trusts, and a promissory note of Andataco payable to Sykes, and (b) Sykes has covenanted and agreed, subject to certain limitations, not to compete with nSTI, the Company and Andataco.


In furtherance of Section 3 of the Purchase Agreement, the Company and Sykes wish to enter into this Agreement to provide for the employment of Sykes as the Executive Vice President of Marketing and Sales of the Company, upon the terms and subject to the conditions provided herein.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Sykes agree as follows:

1.       Employment and Term
         -------------------

         (a) The Company hereby employs Sykes as the Executive Vice President of Marketing and Sales of the Company, for a term of three years commencing on the date hereof (the "term of this Agreement"), and Sykes agrees to be so employed, upon the terms and subject to conditions provided herein. Each period of 365 days during the term of this Agreement, the first such period commencing at 12:01 A.M. on the date hereof and ending at midnight on the 364th day following the date hereof, shall be referred to herein as an "Annual Period."


         (b) It is understood and agreed that Sykes is now and will continue to be employed by Andataco during the term of this Agreement as President of Andataco pursuant to the Employment Agreement between Andataco and Sykes dated as of May 1, 1997 (the "Andataco Employment Agreement") and that: (i) Sykes' employment by Andataco shall run concurrently with Sykes' employment under this Agreement and be upon the same terms and subject to the same conditions as provided herein, (ii) Sykes shall render services to the Company and Andataco for the same aggregate base salary, bonus compensation and other benefits as provided in Section 3 hereof, without duplication (collectively, the "Compensation"), except that the payment of the Compensation shall be allocated between the Company and Andataco as the respective boards of directors of nSTI and Andataco may from time to time agree, and (iii) Andataco and Sykes have entered into an Amended and Restated Andataco Employment Agreement on the date hereof to reflect the foregoing.

         2. Authority and Limitations. Sykes shall have the authority and be responsible for all marketing and sales of the Company's products and services, including the responsibility to develop and implement plans for the marketing and sales of such products and services and the authority to hire and fire (subject to the Company's rules, policies and procedures) employees of the Company who provide services related to the marketing and sales of such products and services. Sykes shall receive the same notice of meetings and written consent actions of the Boards of Directors of nSTI and the Company as are required to be given to the Directors thereof and be entitled to attend all such meetings as a non-voting participant, and shall attend such meetings if requested by either Board of Directors for the purpose of reporting and making presentations to the Directors. Sykes shall have such other authority, responsibilities and duties, and be subject to such limitations, as the Board of Directors of the Company (the "Board") and Sykes may mutually agree. Sykes agrees that throughout his employment hereunder, he will (a) faithfully discharge such authority, responsibilities and duties in accordance with this Agreement, (b) devote his entire time, good faith, best efforts, ability, skill and attention to the business of the Company, and (c) follow and act in accordance with all of the Company's rules, policies and procedures.


3. Compensation. Sykes shall receive the following salary and other compensation and benefits for his services under this Agreement:


         (a) A base salary at the rate of $325,000 per annum, payable in 26 bi-weekly installments commencing approximately two weeks following the date of this Agreement for the two week period beginning on the date of this Agreement, less appropriate withholding of federal income, social security, Medicare and other required and appropriate federal and state taxes and other amounts.

         (b) In addition to the base salary, an annual bonus in an amount equal to 1 1/2% of the first $15,000,000 of sales in excess of $65,000,000, during each of: (i) the period from the Closing Date under the Purchase Agreement (as defined therein) to December 31, 1999, (ii) the calendar year periods ended December 31, 2000 and December 31, 2001, and (iii) the period from January 1, 2002 to the last day of the term of this Agreement, not including sales to original equipment manufacturers ("OEM's") and returned goods; plus an amount equal to 1 3/4% of the first $10,000,000 of such sales in excess of $80,000,000; plus an amount equal to 2% of such sales in excess of $90,000,000; plus an amount equal to 1% of all sales to OEM's, not including returned goods, other than sales to the OEM's listed on Exhibit A attached hereto. Such bonus shall be paid within 30 days following the end of each such period and be subsequently adjusted, if necessary, upon the determination of such sales by the independent accountants for the Company in connection with its annual audit. Any adjustment in favor of Sykes shall be paid by the Company immediately upon such determination and any adjustment in favor of the Company shall be paid by Sykes, at the option of the Company, immediately upon such determination or by deductions from Sykes' base salary and/or future bonus compensation. Notwithstanding the bonus calculation set forth above, in no event shall Sykes' bonus be less than $175,000 per year, on an annualized basis, which minimum bonus shall be paid to Sykes in equal monthly increments.


         (c) In addition to the base salary and bonus compensation, Sykes shall receive the following additional benefits:

                  (i) Sykes shall be entitled to participate in the Company's health, life and disability insurance plans, and the Company's 401(k) retirement benefit plan, on the same basis as all other senior officers of the Company.

                  (ii) Paid vacation time of up to four weeks per Annual Period, which vacation time may not be accrued for use during subsequent Annual Periods.

                  (iii) The Company shall lease a new four door Mercedes-Benz automobile (either E55 of E420 model, at Sykes' option) for Sykes' exclusive use during the term of this Agreement.

                  (iv) Payment or reimbursement, upon presentation of reasonable documentation, for travel, gasoline, entertainment, cellular telephone, travel club dues (United Airlines, Alaska Airlines, Delta Airlines and USAir) and other expenses incident to the performance of his duties under this Agreement.

4.       Stock Option.


         (a) The Company grants to Sykes an option (the "Option"), effective the Closing Date under the Purchase Agreement, to purchase 1,100,000 shares of nSTI's common stock (the "Option Shares") at an option price of $2.00 per Option Share (the "Purchase Price"), which the Parties agree was the market price of publicly traded stock of the Company on the day that Sykes, nSTI and the Company reached conditional oral agreement as to Sykes' employment by the Company and the grant of the Option. The Option Shares shall vest and the Option shall be exercisable as to such vested Option Shares, in whole or in part, as follows:
266,667 options on the last day of the first Annual Period; and 416,667 options on the last day of each of the second and third Annual Periods. After any portion of the Option Shares have vested, they shall be exercisable for a period of five years, regardless of Sykes' termination of employment hereunder for any reason. Any Option Shares that are not vested shall fully vest if (a) Sykes' employment under this Agreement is terminated by the Company other than for "cause" (as defined in Section 5(b)), or (b) Sykes resigns for "good reason" (as defined in Section 5(c)), effective upon the date of such termination or resignation. Any Option Shares that are not vested shall be forfeited and the Option shall terminate if (y) Sykes' employment under this Agreement is terminated by the Company for "cause", or (z) Sykes resigns other than for "good reason", effective upon the date of such termination or resignation.

         (b) Notwithstanding any vesting provisions set forth in Section 4(a) or anything else in this Agreement to the contrary, all Option Shares shall vest and become exercisable immediately prior to any Change in Control during the term of this Agreement. For purposes hereof, "Change in Control" shall have the meaning set forth in Exhibit B attached hereto.

         (c) If there shall be an increase in the number of issued shares of common stock of nSTI entitled to vote by reason of any share dividend, share split-up, recapitalization or reorganization, or decrease thereof by reason of a combination of shares, so-called reverse split, recapitalization or reorganization, the number of Option Shares shall be adjusted accordingly so that the number of Option Shares shall represent the same percentage of the aggregate of the Option Shares and the issued common stock of nSTI following any such share dividend, share split-up, combination of shares, reverse split, recapitalization or reorganization as they did prior to any such share dividend, share split-up, combination of shares, reverse split, recapitalization or reorganization. Nothing in this Section 4(c) shall result in any adjustment of the Option Shares because of the issuance by nSTI of its capital stock for any other reason, including, without limitation, in connection with any public or private offering of stock or any merger or consolidation of nSTI with or into any other entity, or the exchange of such capital stock for the stock or assets of any other entity.

         (d) The Option, or any portion thereof, may be exercised only in accordance with the terms of this Section 4 and solely by delivery to the Secretary of nSTI of all of the following items prior to the time when the Option or such portion becomes unexercisable under the terms of this Section 4:

                  (i) Notice in writing signed by Sykes, stating that the Option or portion thereof is thereby exercised;

                  (ii) Full payment (in cash or by cashiers' or certified check) for the Option Shares with respect to which the Option or portion thereof is exercised;

                  (iii) Full payment (in cash or by cashiers' or certified check) upon demand of an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time Sykes or his beneficiary recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Option Shares pursuant to the exercise of the Option or portion thereof;

         (e) Notwithstanding the provisions of Section 4(d)(ii), upon receipt by nSTI of Sykes' notice to exercise as provided in Section 4(d)(i), nSTI, in its sole discretion, may elect to waive the payment of the exercise price by Sykes under Section 4(d)(ii) and, instead, effect a "cashless net exercise" of the portion of the Option Sykes desires to exercise, in which event nSTI shall issue to Sykes either:

                  (i) the number of Option Shares computed using the following formula:

                           X = Y(A-B)
                                 A
                                       4



                           where:           X = the number of Option Shares to be issued to Sykes

                                            Y = the gross number of Option Shares underlying the portion of the
                                                Option to be exercised

                                            A = the Current Market Price on the day prior to exercise

                                            B = the exercise price of the Option; or

                  (ii) cash in the amount computed according to the following formula:

                           Z = Y(A-B)

                           where:           Z = the cash to be paid to Sykes and the definitions of Y, A and B are as set forth above; or

                  (iii) any combination of cash and stock (as calculated in (i) or (ii) above).

For purposes of this Section 4(e), the "Current Market Price" shall be determined as follows:


                  (i) if the security at issue is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or quoted on either the National Market System or the Small Cap Market of the automated quotation service operated by Nasdaq, Inc. ("NASDAQ"), the Current Market Price shall be the last reported sale price of that security on such exchange or system on the day for which the Current Market Price is to be determined or, if no such sale is made on such day, the average of the highest closing bid and lowest asked price for such day on such exchange or system; or

                  (ii) if the security at issue is not so listed or quoted or admitted to unlisted trading privileges and bid and asked prices are not reported, the Current Market Price shall be calculated using the following formula:


                           L = M/ N


                           where:           L = the Current Market Price

                                            M = the revenue for the Company in
                                                the most recently completed
                                                fiscal year

                                            N = the total outstanding shares of
                                                common stock of the Company as
                                                of the date of exercise

         (f) The Option Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have been reacquired by nSTI. Such Option Shares shall be fully paid and nonassessable.

         (g) Sykes shall not be, nor have any of the rights or privileges of, a shareholder of nSTI in respect of any Option Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by nSTI to Sykes.


         (h) The Company represents to Sykes that there will be sufficient shares of common stock of nSTI reserved for issuance at all times to permit the Company to fulfill its obligations under this Section 4. The Company further represents to Sykes that the Option Shares, upon vesting, shall be registered under the Securities Act of 1933, as amended (the "Act"), and shall be freely tradable without legend, and that nSTI shall register sufficient shares of its common stock to comply with this Section 4(h) when it next registers any of its common stock under a Form S-8, but in no event effective later than the first date on which any of the Option Shares shall vest pursuant to Section 4(a) hereof.

5.       Termination.

(a) Sykes may be removed as an officer and employee of the Company and this Agreement may be terminated by the Company at any time prior to the end of the term of this Agreement, and Sykes may resign as an officer and employee of the Company and terminate this Agreement at any time prior to the end of the term of this Agreement upon 90 days prior notice to the Company. If Sykes is removed other than for "cause," he shall be entitled to (i) continuation of his base salary and minimum annual bonus (but not the benefits provided in Section 3(c) hereof) for the remaining term of this Agreement, and (ii) the amount of $275,000 in full settlement of any then unpaid additional bonus compensation, and all outstanding unvested Option Shares shall immediately vest and be exercisable for a period of five years. If Sykes resigns for "good reason" in compliance with the first sentence of this Section 5(a), he shall be entitled to
(i) continuation of his base salary (but not the benefits provided in Section 3(c) hereof) for the remaining term of this Agreement, and (ii) an amount equal to the product of (A) a fraction, the numerator of which is the number of days for which he was employed by the Company during the Annual Period in which such removal or resignation occurred and the denominator of which is 365 and (B) the bonus compensation to which he would have been entitled pursuant to Section 3(b) hereof if he had been employed for the full term of such Annual Period, which amount shall be paid as soon as the independent accountants for the Company are able to determine the sales upon which such amount is based, and all outstanding unvested Option Shares shall immediately vest and be exercisable for a period of five years. If Sykes is removed because of his death or disability (as hereinafter defined), he shall be entitled to (i) continuation of his base salary and the benefits provided in Section 3(c)(i) hereof for a period of six months following such removal, and (ii) an amount determined pursuant to clause
(ii) of the immediately preceding sentence. If Sykes is removed for "cause," or resigns other than for "good reason," his base salary and all other compensation and benefits under this Agreement, including any unpaid bonus under Section 3(b) and all benefits provided in Section 3(c), shall terminate immediately upon such removal or resignation. Notwithstanding Sykes' obligation to give the Company 90 days prior notice of his resignation for any reason, the Board may accelerate the effective date of his resignation to any earlier date determined by the Board upon notice to Sykes.


         (b) For purposes of this Agreement "cause" shall, at the Company's option, consist of any of the following occurrences or acts:

                  (i) Engaging or participating in any activity which is directly competitive with or intentionally injurious to the Company.

                  (ii) The commission by Sykes of any fraud against the Company or use or appropriation for his personal use and benefit of any funds, assets or properties of the Company not authorized by the Company to be so used or appropriated.

                  (iii) Sykes' knowing violation of law, conviction for commission of a felony or conviction for a crime involving dishonesty or moral turpitude.

         (c) For purposes of this Agreement "good reason" shall, at Sykes' option, consist of any of the following occurrences or acts:

                  (i) The Company's requirement or direction that Sykes relocate from the greater San Diego metropolitan area.

                  (ii) Any attempt by the Company to substantially reduce Sykes' compensation or benefits or materially change his responsibilities or duties.

         (d) Upon any such removal or resignation, Sykes may be immediately denied access to the Company's offices, facilities, files, information and data, except that upon any resignation and during any notice period that Sykes may continue to be employed by the Company, the Board may either (i) deny Sykes access, to the extent that the Board may determine, to the Company's offices, facilities, files, information and data, or (ii) reassign the title and/or responsibilities and duties of Sykes and impose reasonable restrictions on Sykes' access to the Company's files, information and data.

         (e) This Agreement and Sykes' employment hereunder shall terminate immediately and without the necessity of any notice or any other action by any Party upon the death or disability of Sykes. For the purpose of this Agreement, "disability" shall be defined as his physical or mental inability to perform his responsibilities and duties under this Agreement for a continuous period of 90 days or more as reasonably determined by Board upon consultation with an independent, reputable health care professional specializing in the appropriate discipline.

6.       Confidentiality; Company Property.

         (a) Sykes acknowledges that financial statements, trade secrets, customer lists, methods of doing business and other matters involving the Company's and nSTI's business, activities, prospects, operations and functions, including any systems, computer programs, know how and other confidential information obtained by Sykes during his employment by the Company or his prior employment by Andataco, or provided to Sykes by the Company or nSTI, are confidential business information and proprietary to the Company ("Confidential Information"), and shall be maintained as confidential by Sykes during and after his employment by the Company. Sykes will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information. Sykes will not, except as expressly provided in this Agreement, disclose Confidential Information to anyone other than another employee of Company with a need to know and who is likewise bound by confidentiality requirements without Company's prior written consent, and will not use, or permit others to use, Confidential Information for any purpose other than the purpose for which it was disclosed. Notwithstanding the foregoing, the provisions hereof will not apply to any information that (i) is or becomes publicly available without breach of this Agreement, (ii) is rightfully received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iii) is required by law to be disclosed by Sykes.

         (b) Sykes acknowledges that any and all notes, records, computer disks, training materials and other documents and material relating to the Company and nSTI and their businesses and obtained by or provided to Sykes, or otherwise made, produced or compiled during the term of this Agreement or during Sykes prior employment by Andataco, regardless of the type of medium in which they are preserved, are the sole and exclusive property of the Company and nSTI and shall be surrendered to the Company upon termination of Sykes' employment hereunder and on demand by the Company at any time. Sykes shall not retain copies of any property so surrendered.

         (c) Sykes agrees that if he violates any of the provisions of this
Section 6, the Company and nSTI would sustain irreparable harm and, therefore, in addition to any other remedies that might be available to it, the Company and nSTI shall be entitled to an injunction restraining Sykes from committing or continuing any such violation of this Agreement without the requirement to post a bond or other security. The Company and Sykes agree that in the event any of the provisions of this Section 6 shall be held to be in any way an unreasonable restriction on Sykes, the court so holding may modify or eliminate any such restriction to the extent necessary to render such provisions enforceable.

7. Acquisition of Other Businesses. In the event that nSTI, the Company or Andataco acquire additional companies or the assets and businesses of other companies that are engaged in substantially the same business as conducted by nSTI, the Company or Andataco, and if nSTI, the Company or Andataco give Sykes notice that he is expected to perform any services for such acquired companies or businesses, Sykes, nSTI and the Company shall negotiate, reasonably and in good faith, and enter into separate agreements or amendments to this Agreement, regarding the compensation and duties of Sykes in regard to such acquired companies or businesses. Nothing in this Section 7 shall effect Sykes' right to terminate this Agreement for "good reason" under Section 5(c) hereof.

8. Notices. Any notice, request or other communication to either Party by the other hereunder shall be deemed given on the earlier of the date (i) actually received and acknowledged; (ii) three (3) days after its mailing by certified or registered mail, return receipt requested, postage prepaid; or, (iii) on the business day immediately following its delivery (evidenced by receipt) to any reputable overnight carrier or transmission via facsimile in each case addressed to the Party for which it is intended at the address (or facsimile transmission number) set forth in this Agreement. The place to which notices are to be given to any Party may be changed from time to time by such Party by like notice to the other. Notices shall be addressed as follows:

                  If to the Company:
                  -----------------

                  Lawrence Steffann, President
                  nStor Corporation
                  450 Technology Park Boulevard
                  Lake Mary, FL 32746
                  Fax: (407) 829-3627

                  If to Sykes:
                  -----------

                  W. David Sykes
                  C/o Andataco, Inc.
                  10140 Mesa Rim Road
                  San Diego, CA 92121
                  Fax: (619) 453-2676
                  (or, following any termination of this employment, to his home address and facsimile number as then known to the Company or identified by Sykes pursuant to notice)

9. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of this Agreement. This Agreement replaces and supersedes all prior agreements and negotiations by and between the Parties and each of the Parties acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by or to it or him except as expressly set forth in this Agreement. These acknowledgments and agreements are contractual and not mere recitals.

10. Assignment. This Agreement and the rights, obligations and duties of either Party may not be assigned by such Party without the prior written consent of the other Party, except that the Company may assign this Agreement to any successor entity upon the merger or consolidation of the Company or the sale of substantially all of the Company's assets, or to any parent or subsidiary of the Company that succeeds to the Company's business. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Sykes and his personal representatives, heirs, executors and administrators, and the permitted successors and assigns of the Parties.

11. Waiver. The waiver by either Party, or the failure by either Party to claim a breach, of any provision of this Agreement will not constitute a waiver of any subsequent breach or affect in any way the effectiveness of such provision.

12. Governing Law. This Agreement has been executed and delivered by the Parties in the State of Florida and will be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

13. Partial Invalidity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision; and there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

14. Jurisdiction. The parties hereto agree and consent to the exclusive jurisdiction of the Circuit Courts of the State of Florida and the United States District Courts in the State of Florida in connection with all actions or proceedings arising out of or in connection with this Agreement and the subject matter hereof.

16. Legal Fees. Should either Party institute a legal action or proceeding to enforce the terms, conditions and provisions of this Agreement, or to recover damages or obtain any other relief, including equitable relief, in connection with any matters arising out of or in connection with this Agreement, the substantially prevailing Party will be entitled to all court costs and reasonable attorney, paralegal and accountant fees and expenses, including in any pre-trial, appellate, post-award or post-judgment and related bankruptcy proceedings.

17. Amendments. To be effective, any amendment to this Agreement must be in writing and signed by the Company and Sykes.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                           nSTOR CORPORATION



                                           By:  /s/ Mark Levy
                                                ------------------------------
                                                Mark Levy, Vice President


                                                /s/ W. David Sykes
                                                ------------------------------
                                                W. David Sykes, Individually

The undersigned, nStor Technologies, Inc., the owner of all of the issued and outstanding stock of nStor Corporation, hereby unconditionally and irrevocably guarantees to W. David Sykes and his heirs, distributees, personal representatives, executors and administrators, the full and complete performance of all obligations of nStor Corporation under and pursuant to the above Employment Agreement, including, without limitation, the payment of all amounts as and when due.

                                                nSTOR TECHNOLOGIES, INC.



                                                By: /s/ Mark Levy
                                                    --------------------------
                                                    Mark Levy, Vice President

                                    Exhibit A

       Original Equipment Manufacturers Not Subject to Bonus Compensation
       ------------------------------------------------------------------


Silicon Graphics

Discrete Graphics

Intergraph

                                    Exhibit B

         A "Change in Control" means the following and shall be deemed to occur if any of the following events occurs:

          (a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), but excluding nSTI and its subsidiaries and any employee benefit or stock ownership plan of nSTI or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired nSTI's securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or combined voting power of nSTI's then securities entitled to vote generally in the election of directors; or

          (b) Individuals who, as of the effective date hereof, constitute the Board of Directors of nSTI (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of nSTI, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by nSTI's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of nSTI's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by nSTI's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

          (c) Consummation by nSTI of the sale or other disposition by nSTI of all or substantially all of nSTI's assets or a reorganization or merger or consolidations of nSTI with any other person, entity or corporation, other than

               (i) a reorganization or merger or consolidation that would result in the voting securities of nSTI outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of nSTI, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of nSTI or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

                  (ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of nSTI (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of nSTI or its successor; or

          (d) Approval by the shareholders of nSTI or an order by a court of competent jurisdiction of a plan of liquidation of nSTI.






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